EXHIBIT 99.1

SUN HEALTHCARE GROUP

Moderator: Rick Matros
November 4, 2004
12:00 pm CT

Operator:

Good afternoon. My name is Shayla and I will be your conference facilitator today. At this time I would like to welcome everyone to the Sun Healthcare Group reporting third quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

I would now like to turn the call over to Steven Roseman, General Counsel for the Sun Healthcare group. Please go ahead, sir.

Steven Roseman:

Good morning. Before we begin, I'd like to note that during the quarterly earnings conference call, certain statements will contain forward looking information such as forecasts of future financial performance. Although Sun Healthcare Group, Inc. believes that the expectations reflected in any of its forward looking statements are reasonable based upon existing trends and information, and Sun Healthcare's judgment as of today, actual results could differ materially from those projected or assumed, based on a number of factors effecting our subsidiary's businesses, including those factors included in the company's annual report on form 10K and our other filings with the SEC.

Sun Healthcare's future financial condition and results of operations as well as any forward looking statements, are subject to inherent known and unknown risks and uncertainties. Sun Healthcare does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

During today's call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our 8K, filed with the SEC today, a copy of which can be found on our Web site at www.sunh.com.

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This call, its content, and any replay of the call, are the sole property of Sun Healthcare Group, Inc., and may not be rebroadcast, transmitted, or used by any other party without the prior written consent of Sun Healthcare Group, Inc. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.

With that said, I'll now turn the call over to Rick Matros.

Rick Matros:	Good day to you all. Thanks for joining us for the conference call.

I'll start off making some general comments about the quarterly highlights and the events that happened over the course of the quarter. And then I'll get into some specifics about our different operating units. And from that point I'll turn it over to Kevin Pendergest, our CFO, to discuss some more of the details and the numbers. And then following that, we'll go through Q&A.

For the quarter, we had a $1.1 million revenue increase year over year for the quarter. Our EBITDAR improved $3.8 million. Our EBITDAR for the third quarter '04 versus third quarter '03 is a clean comparison. No non-recurring adjustments to look at. So that's a pure improvement on our margin.

And that improvement comes primarily from reduction in G&A that's occurring a little bit more quickly than we anticipated. I think what we anticipated was that by the end of the fourth quarter, we'd have a run rate of around 6.5% of G&A. And we're about there in the third quarter. So that contributed for the most part to the improvement in margins for the quarter.

For the nine months ending '04 versus '03, we had a $27.0 million increase in our revenue. Our EBITDAR improved as reported by $12.5 million. On a normalized basis, $7.1 million. There are only two items to look at that were non-recurring on the nine month basis to normalize our EBITDAR. One was the $3.7 million debt extinguishment that we reported in the second quarter. And the other was a $1.7 million in prior year health insurance - I mean workers comp and general professional liability pickups that we reported in the second quarter.

So the normalized EBITDAR is $39.7 million, versus the $45.1 million as reported.

That said, we've got a $7.1 million normalized improvement in EBITDAR on $27.0 million revenue increase, which is a very nice pull through in our margins. So we're very pleased about that.
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And again, that's primarily due to improvements in G&A, but also improvements from our inpatient unit.

We also had the application of FIN 46 that affected us in the current quarter. This is a complex application that went into effect, I believe, in January of '04. It's affected numerous companies and numerous industries. For us, it was applied because the transaction we did with our Clipper portfolio that had been previously reported. We will have an ownership interest in those assets that will increase every year. There's also a put option in that agreement.

As a result of the application of FIN 46, we show improvement in our balance sheet of $4.8 million. That's different than what we reported a little bit earlier, which initially was $13.1 million. And I think everybody saw the press release that was issued last night. So we have a $4.8 million improvement in the balance sheet. We have an $800,000 a quarter improvement in EBITDA as a result, and additional depreciation and interest of $1.3 million a quarter as a result.

The change, and the re-issued press release does not affect continuing operations. It does not affect the company's guidance relative to revenue, EBITDA or EBITDAR. And the $11.9 million adjustment to net income is purely a non-cash charge. So, you know, from that perspective it's a non-issue for us on a go forward basis.

Also in the quarter, we sold BioPath, our California lab and radiology operation. We sold it for a half million in cash and $2.8 million in a promissory note. So I'm sure all of you as well as all of us are happy to get that behind us.

And also at the end of the quarter we acquired a small, very small home health agency in Southern California that just helps us to improve our market share for our existing home health operations.

Our revised guidance for the year. On a flat revenue base - so in other words, our revenue guidance hasn't changed - in May, we issued revenue guidance of $840-$850 million. That remains the same. That would have gone up if we hadn't sold BioPath. But that obviously was a good event for the company. Despite the flat revenue, we're showing a significant improvement in our EBITDA and EBITDAR guidance, as you see in the press release. And that margin improvement is coming specifically from improvements in G&A and improvements in our inpatient operation.

The net income on guidance is impacted by discontinued operations and the depreciation and interest impact of the application of FIN 46 as a result of the Clipper transaction.
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Let me move on to make some general comments now about our operating units.

SunBridge is our inpatient unit, our core business. We're very pleased with how that operation has continued to improve over the course of the year. Our revenue is up 6% year over year for the quarter. Our occupancy was up 50 basis points to 90.5% from 90% for the entire inpatient unit. For the nursing homes only we were up 50 basis points to 91.2% from 90.7%.

Our Medicare year over year for the quarter improved 70 basis points to 12.5% from 11.8%. Our Medicare average length of stay improved to 34 days from 31 days. Our Medicare as a percent of revenue improved 160 basis points, to 29% from 27.4%. Our Medicare A rates went up 7.6% to $365.71, up from $339.75. Our Medicaid rates went up 6.1% to $131.55 from $124.03.

Our labor went up 5.5% in our inpatient business. Our weighted average rate went up 4.6%. However, our labor as a percent of revenue dropped 3.1% to 56% with benefits from 57.8%.

Our general professional liability costs year over year for the quarter were up $2.0 million. Our workers comp costs year over year for the quarter were up $1.0 million. That number would have been greater if not for the pickup that we reported in the last quarter. And Kevin will talk about that in a little bit more detail when he moves - when we move on to his section.

One of the things I noted in the press release is that we need to really focus strongly on improving our ancillary operations. We're happy with what's happening with G&A; we're happy with what's happening with SunBridge. Our ancillary operations aren't where we would like them to be. Starting with SunDance.

SunDance, as we've talked about on prior calls, was negatively impacted by the abortive sale process of that unit earlier in the year. We anticipated at that time that it would take us about six months to recover, and it looks like we're pretty much there now.

The lost contract business that we suffered as a result of the aborted sales process cost us about $12.8 million in annualized revenue. We're - our pipeline has improved to the point now where we've signed new contracts through the third quarter of this year that add $15.1 million in additional revenue on an annualized basis to that unit. So we're finally going to pull ourselves ahead of the game in terms of building that unit from an organic perspective.

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Our salaries as a percent of revenue year over for the quarter in our rehab unit were up 4%. They were up 9% over nine months. So we see that moderating finally after seeing some really strong spikes, in part due to the aborted sales process.

We've got a very strong management team at SunDance. And, you know, I really don't have any concerns about that unit continuing to improve.

Sun Plus, our home health unit. Our Medicare visits were down 6.9%. Our Medicare rates were up 2.4%. Our visits per episode dropped to 15.25 versus 16.11, which is a good thing. Our labor as a percent of revenue was down 6.4% before benefits for the third quarter year over year and down .8% for the nine months over nine months.

The issue that we have with our home health unit is really about growing it through acquisition. That particular unit has been sort of the same-store kind of unit, going back to my two previously publicly held companies, Regency and Care. And we're pretty maxed out in the market and a California only company. So I wouldn't expect to see much organic growth in the home health unit in California.

So that's a unit that we're going to have to grow by acquisition, as opposed to the rehab unit and the staffing unit where there's ample organic growth ahead of us to look forward to.

Career staff - let's move on to that now, our staffing unit. Our average bill rate improved 8.3% year over year for the quarter. But our revenue is down 14.6% for the quarter, 10.2% for nine months over nine months. Labor as a percent of revenue in that unit went up 9.4% for the third quarter year over year and 8.6% nine months over nine months.

Our operating income for that unit was relatively flat year over year. Third quarter '04 versus third quarter '03. Our margin has shown some improvement, 7.2% versus 6.5%, for the year over year quarter. 6.9% versus 3.5% for the nine months versus nine months. But that particular unit we believe has tremendous upside, both from an organic perspective and from a acquisition perspective.

Our strength in that business has been in the allied services, which are therapy staffing and pharmacy staffing. We have not been successful in building our nursing staffing. We announced in the press release that we brought a new executive in to run that unit. His name is Rick Peranton. He had been the CEO of Nurse Finders. He has a terrific executive history, is skilled both in growing same-store business and in integrating acquisitions. He's got tremendous strength in the nursing staffing area.

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And so we look forward to what he brings to the table there. And we believe pretty strongly that we've made the appropriate change there, and look forward to better growth in that unit going forward.

With that, let me turn the session over to Kevin Pendergest, our CFO. Kevin?

Kevin Pendergest:	Thanks, Rick.

As Rick mentioned earlier, due to the application of FIN 46 for the nine New Hampshire properties, we began to consolidate the partnership results related to these properties beginning in the third quarter 2004.

In conjunction with the application of FIN 46, the net assets on our balance sheet as of September 30 were favorably impacted. Our consolidated assets and liabilities increased approximately $45.9 million and $41.2 million respectively, based upon the assets and liabilities of the partnerships.

The increase in consolidated assets was due primarily to a $48.4 million increase in PP&E, which is net of an offset of $13.0 million of unfavorable lease intangibles associated with those facilities. And the increase in consolidated liabilities reflected the mortgage debt related to these properties of approximately $51.8 million, offset by the write-off of the $13.0 million dollar unfavorable lease intangibles.

With the adoption of FIN 46 the company also booked $10.7 million in minority interest, which reflects the value of the company's interest in these partnership properties.

Now I'll address the normal balance sheet and liquidity matters.

Our cash and cash equivalent balances of $28.9 million and available borrowing capacity of $30.5 million totaled $59.4 million at September 30. As of November 1, we had cash and cash equivalents of approximately $23.4 million, and available borrowing capacity of $31.5 million, for a total of $54.9 million.

Net cash generated by operating activities for the third quarter was $8.6 million, due primarily to the collection of $5 million of other receivables due from other operators, the collection of $2.2 million of retro provider tax payments, and $5.8 million of cost report receivables taken in during the quarter, plus the proceeds of the $1.4 million from the sale of a land parcel.

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These collections were offset by about $5.8 million reduction in vendor payables and other accrued liabilities.

Our working capital deficit at September 30 of $20.0 million remained relatively unchanged from the prior quarter.

Accounts receivable net decreased by $13.8 million during the quarter. The decrease is primarily due to the collection of $5.0 million of commercial insurance receivables and a reduction of $5.8 million in receivables that were related to BioPath, which were included as part of the assets sold in the BioPath transaction.

Other receivables decreased by $10.0 million during the quarter due to the reclassification of $4.6 million from other receivables to accounts receivable, the collection of $5.0 million of monies due from new operators, and $2.2 million in provider taxes which were offset by about $1.7 million in new amounts owed from other operators.

The current portion of restricted cash increased by $1.3 million during the quarter due to the addition of a $1.9 million reserve for the capital improvements on the HUD properties associated with the New Hampshire partnerships, offset by a $200,000 reduction in the current portion of self-insurance obligations related to workers comp, and a $400,000 reduction in the amount funded for GP&L.

The balance at September 30 includes $17.1 million related to amounts funded for workers comp, $3.1 million for GP&L, $3.9 million for bank collateral and other various mortgages and bond payments, plus the $1.9 million HUD capital expenditure reserve.

The non-current portion of restricted cash decreased by $4.4 million, primarily due to payments of workers comp claims during the quarter. The balance at September 30 includes $31.8 million related to workers comp, and $3.1 maintained to repay a mortgage.

Property and equipment net increased $47.8 million during the quarter, primarily due to the addition of the partnership properties. In addition, the change reflected capital expenditures of $3.4 million, depreciation of $1.8 million, and the elimination of a net $1.3 million in conjunction with the sale of BioPath.

Total debt increased during the quarter by $50.9 million, primarily due to the addition of the partnership properties. Adjusted, for this, total debt decreased $900,000 due to normal amortization of our IRBs and other long term debt. The current portion of long term debt increased by

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$700,000, due to the increase related to the partnership properties, offset by a normal amortization of about $100,000.

At September 30, we carried total reserves of $183.8 million for accrued self insurance obligations, split between current and long term. Included in this amount was $121.0 million for general professional liability, $58.9 million for workers comp, and $4.0 million for group health. The portion of the above expense included in long term liabilities was comprised of $101.6 million for GP&L and $48.8 million for workers comp.

As of June 30, $131.9 million of the total obligations were unfunded, of which $117.9 million is attributable to GP&L, $10.0 million to workers comp, and $4.0 million to group health.

Accounts payable and accrued comp decreased, primarily due to the sale of BioPath and the continued pay down of trade payables related to divested assets.

Finally, unfavorable lease obligations decreased $14.5 million during the quarter. As noted previously, $13.0 million was written off in conjunction with the adoption of FIN 46 for the partnership properties. And the remaining amount represented normal amortization.

That concludes my remarks today. And I'll turn it back over to Rick.

Rick Matros:	Thanks, Kevin. Why don't we open it up to questions and answers now?

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